Exhibit 99.1

Contacts:

Investors

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Media

Daniel Gagnier/

Nathaniel Garnick

Sard Verbinnen & Co

212.687.8080

MORGANS HOTEL GROUP REPORTS THIRD QUARTER 2013 RESULTS

NEW YORK, NY – November 6, 2013 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended September 30, 2013.

Highlights

•	Adjusted EBITDA was $9.0 million in the third quarter of 2013, a $6.1 million increase over the same period in 2012, due primarily to an increase in EBITDA at Hudson.

•	Operating margins at the Company’s Owned Hotels and leased food and beverage operations increased approximately 500 basis points during the third quarter of 2013 as compared to the same period in 2012.

•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 3.6% in constant dollars, or 3.1% in actual dollars, during the third quarter of 2013 from the comparable period in 2012. Excluding hotels in London, which hosted the Summer Olympics in 2012, RevPAR increased by 8.8%.

•	RevPAR at Hudson, the Company’s non-comparable hotel located in New York City, increased by 27.4%, driven by a 25.8% increase in occupancy during the third quarter of 2013 as compared to the same period in 2012. Hudson’s strong operating performance was driven in part by the continued success of its new restaurant, Hudson Common, which opened in February 2013.

•	In July 2013, the Company entered into a hotel management agreement for an approximately 211-room Delano-branded condo-hotel to be located in Cartagena, Colombia. Upon completion and opening of the hotel, which is expected to occur in 2016, the Company will operate the hotel pursuant to a 20-year management agreement, with one 10-year extension option.

Third Quarter 2013 Operating Results

Adjusted EBITDA for the third quarter of 2013 was $9.0 million as compared to $2.9 million for the same period in 2012. The increase was due primarily to a $3.0 million increase in EBITDA at Hudson, a $1.0 million increase in management fees primarily due to the Ames termination fee, and a $0.9 million increase in EBITDA from the addition of the Company’s three food and beverage venues at Mandalay Bay in Las Vegas.

RevPAR at System-Wide Comparable Hotels increased by 3.6% in constant dollars, or 3.1% in actual dollars, in the third quarter of 2013 from the comparable period in 2012. RevPAR for System-Wide Comparable Hotels located in the United States increased 8.8% during the third quarter of 2013 as compared to the same period in 2012.

RevPAR from System-Wide Comparable Hotels in the Northeastern United States increased by 9.4% in the third quarter of 2013 as compared to the same period in 2012, with an increase in average daily rate (“ADR”) of 5.9% and an increase in occupancy of 3.3%. The RevPAR increase was led by a 13% increase in RevPAR at Mondrian SoHo and 10% increase in RevPAR at Morgans, both primarily due to gains in market share at these hotels.

Room revenues at Hudson, a non-comparable hotel in New York City, increased by 32.2% in the third quarter of 2013 as compared to the same period in 2012, due to a full inventory of guestrooms in service after completion of the hotels’ renovation in September 2012, RevPAR gains, and the addition of 32 new rooms through SRO conversions in late 2012 and early 2013. RevPAR at Hudson increased by 27.4%, driven by a 25.8% increase in occupancy during the third quarter of 2013 as compared to the same period in 2012 when the hotel was under renovation.

RevPAR from System-Wide Comparable Hotels in Miami increased 4.8% in the third quarter of 2013 as compared to the same period in 2012, led by Delano South Beach which experienced a RevPAR increase of 11.5% as a result of a 9.8% increase in ADR.

The Company’s System-Wide Comparable Hotels on the West Coast generated 10.0% RevPAR growth in the third quarter of 2013 as compared to the same period in 2012, led by Clift where RevPAR increased by 13.1%. In London, RevPAR decreased by 12.4% in constant dollars, or 14.1% in actual dollars, during the third quarter of 2013, due to the exceptionally strong operating performance the Company’s London hotels experienced in 2012 when the summer Olympics were held in London.

Food and beverage revenue increased by $7.6 million, or 60.0%, due to an increase in revenue of $1.9 million at Hudson, primarily attributable to the new food and beverage venues, Hudson Common, the new restaurant at Hudson which opened in February 2013, and Henry, the new bar which opened in September 2013. Additionally, the three food and beverage restaurant leases at Mandalay Bay in Las Vegas, which the Company acquired in late 2012, were fully operational during the third quarter of 2013 resulting in increased food and beverage revenues of $5.8 million.

Management fees increased by 15.2% in the third quarter of 2013 as compared to the same period in 2012 due primarily to a $0.9 million termination fee related to Ames in Boston. Excluding one-time items, management fees were relatively flat. Management fees associated with the management of our existing managed hotels decreased by 3.1% during the three months ended September 30, 2013 as compared to the same period in 2012, due to higher than normal fees generated in 2012 from the Company’s two London hotels due to the Summer Olympics. Management fees earned from The Light Group increased by 4.6% due to new venues.

Operating margins at the Company’s Owned Hotels and consolidated food and beverage operations, which primarily includes Delano South Beach, Hudson, Clift, and food and beverage leases at Mandalay Bay in Las Vegas, increased approximately 500 basis points during the third quarter of 2013 as compared to the same period in 2012.

Corporate expenses, excluding stock compensation expense, decreased by $1.0 million, or 15.6%, during the third quarter of 2013 as compared to the same period in 2012 primarily due to the departure of our former Chief Executive Officer in August 2013 and the Company’s ongoing effort to reduce overhead costs.

Interest expense increased by $3.2 million, or 38.8%, during the third quarter of 2013 as compared to the same period in 2012, primarily due to a higher debt level and a higher interest rate under the new Hudson mortgage loan, which was entered into during late 2012, and increased average borrowings under the Company’s revolving line of credit during the three months ended September 30, 2013 as compared to the same period in 2012.

MHG recorded a net loss of $10.3 million for the third quarter of 2013 compared to a net loss of $16.0 million for the third quarter of 2012, due primarily to a $4.6 million improvement in operating margins at the Company’s owned operations.

Balance Sheet and Liquidity

MHG’s total consolidated debt at September 30, 2013, excluding the Clift lease, was $466.2 million.

At September 30, 2013, MHG had approximately $7.6 million in cash and cash equivalents and $55.0 million available under its revolving credit facility. As of September 30, 2013, total restricted cash held pursuant to certain debt and lease requirements was $20.6 million.

As of September 30, 2013, the Company had approximately $348 million of remaining Federal tax net operating loss carryforwards to offset future income, including gains on future asset sales. The Company believes it has significant value available to it in Delano South Beach and Hudson, and that the tax basis of these assets is significantly less than their fair values.

The Company believes it has sufficient equity in its wholly-owned assets, Hudson and Delano South Beach, to meet its scheduled near-term debt maturities consisting of its outstanding convertible notes, revolving credit facility and Hudson mortgage debt (to the extent it is not extended), and its scheduled development commitments. The Company plans to place non-recourse mortgage and mezzanine financings on Hudson and Delano South Beach at levels above the existing debt and may also consider selling these hotels to third parties. The Company has engaged a broker to assist it in obtaining debt financings on these assets and has begun to receive term sheets from interested parties. The Company believes that based on preliminary results from this process, potential proceeds from the financings will enable the Company to meet its near-term obligations discussed above. The Company can provide no assurance, however, that it will be successful in either refinancing or selling Hudson or Delano South Beach for the potential proceeds, on favorable terms, or at all.

Development

In July 2013, the Company entered into a hotel management agreement for an approximately 211-room Delano-branded hotel to be located in Cartagena, Colombia. Upon completion and opening of the hotel, which is expected to have some condominium hotel units for sale, the Company will operate the hotel pursuant to a 20-year management agreement, with one 10-year extension option. The hotel is scheduled to open in 2016.

MHG currently has signed agreements for nine hotels, with four of these hotels projected to open in 2014 – Mondrian London, Mondrian Doha, Delano Las Vegas and Mondrian Baha Mar. Delano Moscow is currently under construction with a projected opening in 2015.

Guidance

MHG is maintaining its projected RevPAR growth at System-wide Comparable Hotels of 8% to 10% in 2013. The Company is not providing overall EBITDA guidance at this time. However, the Company believes that it could potentially increase EBITDA at Hudson by $10 million in 2013 given the $6 million of EBITDA lost in 2012 due to rooms out of service during renovations, the newly available SRO units, the opening of Hudson Common and Henry, and the potential for further EBITDA growth at Hudson from the upgraded room product.

Definitions

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, as further defined below.

“Owned Hotels” includes Hudson in New York, Delano South Beach in Miami Beach, and Clift in San Francisco, which the Company leases under a long-term lease that is treated as a financing.

“System-Wide Comparable Hotels” includes all Morgans Hotel Group branded hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters ended September 30, 2013 and 2012 excludes Hudson, which was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which opened in September 2012 and effective November 12, 2013, the Company will no longer manage, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel and, as of April 1, 2013, was no longer managed by the Company.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of development, including Delano properties in Las Vegas, Nevada; Cesme, Turkey; Moscow, Russia; and Cartagena, Colombia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; the impact of financial and other covenants in our revolving credit facility and other debt instruments that limit our ability to borrow and restrict our operations; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to our international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; our ability to timely fund the renovations and capital improvements necessary to maintain our properties at the quality of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the risks of conducting business through joint venture entities over which we may not have full control; the seasonal nature of the hospitality business and other aspects of the hospitality industry that are beyond our control; the impact of any material litigation, claims or disputes, including labor disputes; potential terminations of management agreements and disputes with owners of hotels that we manage; the loss of key members of our senior management; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; general volatility of the capital markets and our ability to access the capital markets; changes in the competitive environment in our industry and the markets where we invest; and other risk factors discussed in Morgans Hotel Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other documents filed by Morgans Hotel Group with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans Hotel Group assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenues:
Rooms	$29,950	$24,311	$87,303	$70,930
Food & beverage	20,214	12,649	59,713	42,025
Other hotel	1,142	1,036	3,384	3,495

Total hotel revenues	51,306	37,996	150,400	116,450
Management and other fees	6,956	6,040	21,220	18,672

Total revenues	58,262	44,036	171,620	135,122
Operating Costs and Expenses:
Rooms	9,414	7,818	27,889	23,256
Food & beverage	15,978	10,178	44,845	34,773
Other departmental	806	829	2,422	2,655
Hotel selling, general and administrative	10,734	9,549	31,587	28,335
Property taxes, insurance and other	4,080	3,965	12,641	11,531

Total hotel operating expenses	41,012	32,339	119,384	100,550
Corporate expenses:
Stock based compensation	1,255	2,162	3,552	4,789
Other	5,499	6,513	18,917	20,513
Depreciation and amortization	7,114	5,827	20,535	17,437
Restructuring and disposal costs	1,799	2,082	7,951	3,738
Development costs	971	1,378	2,368	3,966
Impairment loss on receivables and other assets from managed hotel and unconsolidated joint venture	167	—	5,942	—

Total operating costs and expenses	57,817	50,301	178,649	150,993
Operating income (loss)	445	(6,265)	(7,029)	(15,871)
Interest expense, net	11,585	8,344	34,434	24,348
Equity in loss of unconsolidated joint ventures	278	1,376	773	4,992
Gain on asset sales	(2,005)	(1,993)	(6,015)	(5,984)
Other non-operating expenses	810	1,728	1,289	4,190

Loss before income tax expense	(10,223)	(15,720)	(37,510)	(43,417)
Income tax expense	105	234	541	548

Net loss	(10,328)	(15,954)	(38,051)	(43,965)
Net loss attributable to noncontrolling interest	—	277	298	614
Net loss attributable to Morgans Hotel Group Co.	$(10,328)	$(15,677)	$(37,753)	$(43,351)
Preferred stock dividends and accretion	(4,037)	(2,836)	(9,976)	(8,204)
Net loss attributable to common stockholders	$(14,365)	$(18,513)	$(47,729)	$(51,555)
Loss per share:
Basic and diluted attributable to common stockholders	$(0.44)	$(0.59)	$(1.46)	$(1.65)
Weighted average common shares outstanding—basic and diluted	32,693	31,208	32,590	31,283

Selected Hotel Operating Statistics

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Nine Months			Nine Months
	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%
	2013	2012	Change	2013	2012	Change	2013	2012	Change	2013	2012	Change
BY REGION
Northeast Comparable Hotels (1)
Occupancy	87.9%	85.1%	3.3%				87.0%	80.5%	8.1%
ADR	$318.24	$300.59	5.9%				$307.67	$296.16	3.9%
RevPAR	$279.73	$255.80	9.4%				$267.67	$238.41	12.3%
West Coast Comparable Hotels (2)
Occupancy	90.5%	83.4%	8.5%				86.4%	78.0%	10.8%
ADR	$269.25	$265.68	1.3%				$259.63	$253.27	2.5%
RevPAR	$243.67	$221.58	10.0%				$224.32	$197.55	13.6%
Miami Comparable Hotels (3)
Occupancy	60.8%	58.7%	3.6%				71.5%	65.7%	8.8%
ADR	$254.92	$251.98	1.2%				$337.88	$330.07	2.4%
RevPAR	$154.99	$147.91	4.8%				$241.58	$216.86	11.4%
United States Comparable Hotels (4)
Occupancy	78.4%	74.2%	5.7%				80.9%	73.9%	9.5%
ADR	$281.03	$272.91	3.0%				$301.23	$293.49	2.6%
RevPAR	$220.33	$202.50	8.8%				$243.70	$216.89	12.4%
International Comparable Hotels (5)
Occupancy	84.2%	81.0%	4.0%	84.2%	81.0%	4.0%	81.0%	73.9%	9.6%	81.0%	73.9%	9.6%
ADR	$379.66	$459.32	-17.3%	$378.85	$449.53	-15.7%	$374.00	$407.54	-8.2%	$374.00	$399.29	-6.3%
RevPAR	$319.67	$372.05	-14.1%	$318.99	$364.12	-12.4%	$302.94	$301.17	0.6%	$302.94	$295.08	2.7%
System-wide Comparable Hotels (6)
Occupancy	79.3%	75.2%	5.5%	79.3%	75.2%	5.5%	80.9%	73.9%	9.5%	80.9%	73.9%	9.5%
ADR	$297.69	$304.43	-2.2%	$297.55	$302.78	-1.7%	$312.82	$311.40	0.5%	$312.82	$310.10	0.9%
RevPAR	$236.07	$228.93	3.1%	$235.96	$227.69	3.6%	$253.07	$230.12	10.0%	$253.07	$229.16	10.4%

(1)	Northeast Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Morgans, Royalton and Mondrian SoHo in New York. Hudson is non-comparable during the periods presented, as Hudson was under major renovations beginning the fourth quarter of 2011 and continuing throughout 2012. Ames in Boston is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013.
(2)	West Coast Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Mondrian Los Angeles and Clift in San Francisco.
(3)	Miami Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Delano South Beach, Mondrian South Beach and Shore Club in Miami Beach, Florida.
(4)	United States Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Morgans, Royalton, Mondrian SoHo, Mondrian Los Angeles, Clift, Delano South Beach, Mondrian South Beach and Shore Club. Hudson is non-comparable during the periods presented, as Hudson was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012. Ames is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013.
(5)	International Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Sanderson and St Martins Lane in London. Delano Marrakech is non-comparable for the periods presented, as MHG began managing it in September 2012 when the hotel opened, and effective November 12, 2013, MHG will no longer manage this hotel. Additionally, Hotel Las Palapas in Mexico is non-comparable, as this hotel is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company.
(6)	System-Wide Comparable Hotels include all Morgans Hotel Group branded hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters ended September 30, 2013 and 2012 excludes Hudson, which was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which opened in September 2012 and effective November 12, 2013 will no longer be managed by MHG, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.

Selected Hotel Operating Statistics

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Nine Months			Nine Months
	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%
	2013	2012	Change	2013	2012	Change	2013	2012	Change	2013	2012	Change
BY OWNERSHIP
Owned Comparable Hotels (1)
Occupancy	81.2%	76.0%	6.8%				81.2%	74.5%	9.0%
ADR	$297.64	$282.41	5.4%				$320.99	$314.00	2.2%
RevPAR	$241.68	$214.63	12.6%				$260.64	$233.93	11.4%
Joint Venture Comparable Hotels (2)
Occupancy	69.9%	67.0%	4.3%				77.7%	69.2%	12.3%
ADR	$258.67	$250.05	3.4%				$293.61	$285.73	2.8%
RevPAR	$180.81	$167.53	7.9%				$228.13	$197.73	15.4%
Managed Comparable Hotels (3)
Occupancy	86.6%	82.5%	5.0%	86.6%	82.5%	5.0%	83.6%	77.9%	7.3%	83.6%	77.9%	7.3%
ADR	$326.07	$358.89	-9.1%	$325.75	$354.99	-8.2%	$323.77	$331.09	-2.2%	$323.77	$327.92	-1.3%
RevPAR	$282.38	$296.08	-4.6%	$282.10	$292.87	-3.7%	$270.67	$257.92	4.9%	$270.67	$255.45	6.0%
System-wide Comparable Hotels
Occupancy	79.3%	75.2%	5.5%	79.3%	75.2%	5.5%	80.9%	73.9%	9.5%	80.9%	73.9%	9.5%
ADR	$297.69	$304.43	-2.2%	$297.55	$302.78	-1.7%	$312.82	$311.40	0.5%	$312.82	$310.10	0.9%
RevPAR	$236.07	$228.93	3.1%	$235.96	$227.69	3.6%	$253.07	$230.12	10.0%	$253.07	$229.16	10.4%
Owned Hotels
Hudson (4)
Occupancy	93.2%	74.1%	25.8%				88.0%	69.3%	27.0%
ADR	$233.71	$230.73	1.3%				$225.96	$218.94	3.2%
RevPAR	$217.82	$170.97	27.4%				$198.84	$151.73	31.1%
Delano South Beach
Occupancy	59.8%	58.9%	1.5%				68.4%	67.2%	1.8%
ADR	$402.10	$366.07	9.8%				$508.83	$480.51	5.9%
RevPAR	$240.46	$215.62	11.5%				$348.04	$322.90	7.8%
Clift
Occupancy	92.4%	85.0%	8.7%				87.9%	78.3%	12.3%
ADR	$262.41	$252.16	4.1%				$244.73	$239.48	2.2%
RevPAR	$242.47	$214.34	13.1%				$215.12	$187.51	14.7%

(1)	Owned Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Delano South Beach and Clift in San Francisco. Hudson is non-comparable during the periods presented, as beginning in the fourth quarter 2011 and continuing throughout 2012, this owned hotel was under renovation.
(2)	Joint Venture Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Mondrian South Beach, Shore Club and Mondrian SoHo. Ames is non-comparable for the periods presented as effective April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel.
(3)	Managed Comparable Hotels for the quarters ended September 30, 2013 and 2012 consist of Sanderson, St Martins Lane, Morgans, Royalton, and Mondrian Los Angeles. Managed hotels that are non-comparable for the periods presented are Delano Marrakech, which the Company began managing in September 2012 and effective November 12, 2013, MHG no longer manages this hotel, Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company, and Ames, which was no longer managed by the Company effective July 17, 2013.
(4)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, this owned hotel was under major renovation.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we and our joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels and food and beverage venues, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expense (income) that does not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:

•	Other non-operating expenses (income), such as costs associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, changes in the fair value of debt and equity instruments, miscellaneous litigation and settlement costs and other expenses that relate to the financing and investing activities of the Company;

•	Restructuring and disposal costs, which include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, and losses on asset disposals as part of major renovation projects;

•	Development costs, such as costs incurred related to development transaction costs, internal development payroll, costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

•	Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•	EBITDA related to hotels and food and beverage entities reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets; and

•	Gains recognized on asset sales, as we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, we believe material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA may change from prior quarters, and calculations of Adjusted EBITDA could continue to vary from quarter to quarter to reflect changing ownership interests.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and/or in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Net loss attributable to Morgans Hotel Group Co.	$(10,328)	$(15,677)	$(37,753)	$(43,351)
Interest expense, net	11,585	8,344	34,434	24,348
Income tax expense	105	234	541	548
Depreciation and amortization expense	7,114	5,827	20,535	17,437
Proportionate share of interest expense from unconsolidated joint ventures	1,766	1,388	6,622	4,208
Proportionate share of depreciation expense from unconsolidated joint ventures	552	668	1,856	2,549
Net loss attributable to noncontrolling interest	(271)	(526)	(1,104)	(1,405)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(2,523)	(1,270)	(7,064)	(3,933)

EBITDA	8,000	(1,012)	18,067	401
Add: Other non operating expense	810	1,728	1,289	4,190
Add: Other non operating expense from unconsolidated joint ventures	725	629	1,457	3,703
Add: Restructuring and disposal costs	1,799	2,082	7,951	3,738
Add: Development costs	971	1,378	2,368	3,966
Add: Impairment loss on receivables from managed hotels and unconsolidated joint venture	167	—	5,942	—
Less: EBITDA from Clift, a leased hotel	(2,717)	(2,112)	(5,595)	(4,646)
Add: Stock based compensation	1,255	2,162	3,552	4,789
Less: Gain on asset sales	(2,005)	(1,993)	(6,015)	(5,984)

Adjusted EBITDA	$9,005	$2,862	$29,016	$10,157

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2013	2012	Change	2013	2012	Change
Delano South Beach	$1,287	$1,248	3%	$11,510	$9,681	19%
Clift	2,717	2,112	29%	5,595	4,646	20%
Shore Club—Joint Venture	(84)	(45)	-87%	192	96	100%
Mondrian South Beach—Joint Venture	(456)	(487)	-6%	277	180	54%
Mondrian SoHo—Joint Venture	781	411	90%	1,724	1,123	54%

Owned and Joint Venture Comparable Hotels (2)	4,245	3,239	31%	19,298	15,726	23%
St Martins Lane food and beverage (3)	(238)	(7)	-3300%	(238)	(594)	60%
Sanderson food and beverage (3)	(40)	(252)	84%	(146)	(934)	84%
Las Vegas restaurant leases (4)	862	—	100%	1,630	—	100%
Ames (5)	—	160	-100%	(95)	138	169%

Other Hotel and F&B EBITDA	584	(99)	690%	1,151	(1,390)	183%
Hudson (6)	5,648	2,672	111%	12,607	3,101	307%

Total Hotel and F&B EBITDA	$10,477	$5,812	80%	$33,056	$17,437	90%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.
(3)	In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Following the sale of the joint venture entity, MHG continues to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner. Amounts presented represent the respective hotels’ food and beverage EBITDA, after management fees.
(4)	Reflects EBITDA from the leasehold interests in three food and beverage venues at Mandalay Bay in Las Vegas which the Company acquired in August 2012. The three venues were re-concepted and renovated, with two of these restaurants opened during the first quarter of 2013 and the third restaurant opened during the third quarter of 2013.
(5)	On April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel.
(6)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, Hudson was under renovation.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2013	2012	Change	2013	2012	Change
Hudson (1)	$17,360	$13,129	32%	$47,016	$34,667	36%
Delano South Beach	4,289	3,850	11%	18,440	17,157	7%
Clift	8,301	7,332	13%	21,847	19,106	14%

Total Owned Hotels	$29,950	$24,311	23%	$87,303	$70,930	23%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2013	2012	Change	2013	2012	Change
Hudson (1)	$21,311	$15,084	41%	$57,461	$41,132	40%
Delano South Beach	8,072	7,806	3%	34,456	33,319	3%
Clift	11,596	10,046	15%	31,606	27,842	14%

Total Owned Hotels	$40,979	$32,936	24%	$123,523	$102,293	21%

(1)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, Hudson was under renovation.

Balance Sheets

(In thousands)

	September 30, 2013	December 31, 2012
ASSETS:
Property and equipment, net	$297,311	$303,689
Goodwill	66,572	66,572
Investments in and advances to unconsolidated joint ventures	10,549	11,178
Cash and cash equivalents	7,606	5,847
Restricted cash	20,621	21,226
Accounts receivable, net	17,336	16,592
Related party receivables	3,421	5,754
Prepaid expenses and other assets	9,331	8,691
Deferred tax asset, net	78,758	78,758
Investment in TLG management contracts, net	25,144	29,469
Other, net	36,187	43,379

Total assets	$572,836	$591,155

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$557,070	$538,143
Accounts payable and accrued liabilities	39,064	34,627
Deferred gain on asset sales	135,424	141,401
Other liabilities	14,146	14,301

Total liabilities	745,704	728,472
Redeemable noncontrolling interest	6,317	6,053
Commitments and contingencies
Total Morgans Hotel Group Co. stockholders’ deficit	(181,737)	(149,436)
Noncontrolling interest	2,552	6,066

Total stockholders’ deficit	(179,185)	(143,370)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$572,836	$591,155